MSB FINANCIAL CORP ANNOUNCES EARNINGS FOR THE FOURTH QUARTER AND FISCAL YEAR 2011

Millington, NJ (NASDAQ: MSBF) MSB Financial Corp. (the “Company”) reported net income for the fiscal year ended June 30, 2011 of $706,000 or $0.14 per diluted common share, compared to net income of $806,000 or $0.16 per diluted share for the year ended June 30, 2010.  The $100,000 decrease in net income for fiscal year 2011 as compared to fiscal year 2010 was primarily attributable to increases in non-interest expense, the provision for loan losses and income tax expense, which were offset by increases in net interest income and non-interest income.

For the quarter ended June 30, 2011, the Company earned net income of $164,000 as compared to $174,000 for the quarter ended June 30, 2010.  The $10,000 decrease was primarily attributable to a decrease of $112,000 in net interest income and a $60,000 increase in income tax expense, offset by a $145,000 decrease in non-interest expense and a $14,000 reduction in the provision for loan loss.

Net interest income for fiscal year 2011 was up $206,000 or 1.9% to $10.9 million for the year ended June 30, 2011 as compared to $10.7 million for the year ended June 30, 2010. This increase resulted primarily from a decrease in total interest expense of $1.9 million, or 31.3%, offset by a decrease in total interest income of $1.7 million, or 10.2%. The decrease in total interest expense was primarily attributable to a 59 basis point decrease in the average rate paid on interest-bearing liabilities in addition to a decrease of $9.8 million or 3.2%, in the average balances of such liabilities.  The decrease in total interest income for the year ended June 30, 2011 decreased of $1.7 million or 10.2%, was primarily due to a $16.0 million decrease in average interest earning assets and a 29 basis point decrease in the average yield earned on these assets.  The interest rate spread for fiscal 2011 was 3.33%, compared to 3.03% for fiscal 2010.

Net interest income decreased $112,000 or 4.0%, for the three months ended June 30, 2011 compared to the three months ended June 30, 2010, due to decreases in both the average yield on and balances of interest-earning assets, partially offset by declines in both the average balance of and rate paid on interest-bearing liabilities.  Interest income on interest-earning assets for the three months ended June 30, 2011 decreased by $491,000, or 11.9%, and the average balance of interest-earning assets decreased by $18.4 million, or 5.6%, compared to the three month period ended June 30, 2010.  Interest expense decreased by $379,000, or 28.4%, due to a $15.5 million, or 5.0%, decrease in the   average balance of interest-bearing liabilities for the three months ended June 30, 2011 compared to the three months ended June 30, 2010.  The interest rate spread for the three months ended June 30, 2011 was 3.32%, compared to 3.23% for the three months ended June 30, 2010.

For the year ended June 30, 2011, the Company made a $1.7 million provision for loan losses as compared to a $1.6 million provision for the year ended June 30, 2010.  The higher provision was necessitated by the increase in non-performing loans during the year.

During the quarter ended June 30, 2011, the Company charged-off an additional $1.3 million of loans for which reserves had already been established in its allowance for loan loss.  Management thought it prudent to write these loans down to reflect current economic conditions based on various qualitative and quantitative factors.  Correspondingly, the Company’s asset quality ratios for June 30, 2011 were affected by this adjustment. The allowance for loan losses to total loans ratio at June 30, 2011 was at 0.8% compared to 1.0% at June 30, 2010, while the allowance for loan losses to non-performing loans ratio decreased from 16.53% at June 30, 2010 to 13.25% at June 30, 2011. Non-performing loans to total loans and net charge-offs to average loans outstanding ratios were at 6.32% and 0.80%, respectively, at June 30, 2011 compared to 5.74% and 0.30% at June 30, 2010.  Management continues to monitor its loan portfolio in an attempt to mitigate future loan losses.

Non-interest income increased by $128,000, or 19.8%, to $773,000 for the year ended June 30, 2011 compared to $645,000 for the year ended June 30, 2010, primarily due to a $114,000 increase in fees and service charges, a $12,000 increase in bank owned life insurance income and a $4,000 unrealized gain on trading securities, offset by a $2,000 reduction in other income.  Non-interest income increased by $3,000 or 1.9% for the three months ended June 30, 2011 compared to the three months ended June 30, 2010 primarily due to a $7,000 unrealized gain on trading securities, a $2,000 increase in bank owned life insurance income and a $1,000 increase in other income, offset by a $7,000 decrease in fees and service charges.

Non-interest expense totaled $8.8 million for the year ended June 30, 2011 as compared to $8.4 million for the year ended June 30, 2010, an increase of $318,000, or 3.8%.  The increase in non-interest expense was primarily attributable to a $134,000 increase in salaries and employee benefit expense, a $86,000 increase in occupancy and equipment expense, a $84,000 increase in other expense and increases of $51,000, $9,000 and $1,000, in directors’ compensation, service bureau fees and advertising expense, respectively, offset by a decrease of $47,000 in FDIC assessment.  Non-interest expense decreased by $145,000 or 6.6%, for the three months ended June 30, 2011 compared to the three months ended June 30, 2010 primarily due to a decrease of $73,000 in FDIC assessment, a $111,000 in other expense, and a $25,000 decrease in salary and employee benefits, offset by increases of $33,000, $13,000, $12,000 and $6,000 in occupancy and equipment expense, service bureau fees, advertising and directors’ compensation expenses, respectively.

Income tax expense was $515,000 for the year ended June 30, 2011 compared to $485,000 for the year-ended June 30, 2010, an increase of $30,000 or 6.2%.  Income tax expense for the three months ended June 30, 2011 increased by $60,000 or 61.2% compared to the three months ended June 30, 2010 due to year-end tax adjustments.

Total assets were $349.5 million at June 30, 2011, compared to $358.7 million at June 30, 2010.  The Company experienced a $12.5 million or 4.7%, decrease in loans receivable, net and a $5.8 million or 12.2%, decrease in securities held to maturity, while cash and cash equivalent balances increased $9.8 million or 46.5%.  Deposits decreased $10.2 million or 3.5%, while advances from the Federal Home Loan Bank of NY remained unchanged.  The increase in cash and cash equivalents was primarily due to a decrease in loan balances as a result of low demand, and a decrease in investment securities held to maturity due securities being called, which were offset by a decrease in deposit balances during this period.  Stockholders’ equity was $40.7 million at June 30, 2011 compared to $40.0 million at June 30, 2010, an increase of $712,000 or 1.8%.  The increase in paid in capital of $289,000 relates primarily to the compensation expense attributable to the Company’s stock-based compensation plan.  Treasury stock increased by $104,000 due to repurchases.  Other significant changes in equity were attributable to $706,000 in net income offset by the declaration of $266,000 in cash dividends, on our common stock.

Shares of the Company’s common stock trade on the NASDAQ Global Market under the symbol “MSBF.” The Company is majority owned by its mutual holding company parent, MSB Financial, MHC.

Forward Looking Statements

The forgoing release may contain forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements.

CONTACT: MSB Financial Corp.
                     Michael Shriner, Executive Vice President
                     908-647-4000
                     mshriner@millingtonsb.com

MSB FINANCIAL CORP

(Dollars in Thousands, except for per share amount)

SELECTED FINANCIAL AND OTHER DATA

Balance Sheet Data:
	(Unaudited)
	At June 30,
	2011	2010	2009

Total assets	$349,459	$358,743	$352,263

Cash and cash equivalents	30,976	21,144	9,499

Loans receivable, net	253,251	265,814	276,058

Securities held to maturity	41,693	47,477	44,687

Deposits	286,175	296,401	272,280

Borrowed funds	20,000	20,000	36,218

Total stockholder's equity	40,680	39,968	40,983

Summary of Operations:

	(Unaudited)
	For the Year Ended June 30,
	2011	2010	2009

Total interest income	$15,127	$16,850	$16,536

Total interest expense	4,226	6,155	7,784

Net interest income	10,901	10,695	8,752

Provision for loan losses	1,686	1,600	783

Net interest income after provision
for loan losses	9,215	9,095	7,969

Noninterest income	773	645	546

Noninterest expense	8,767	8,449	8,173

Income before taxes	1,221	1,291	342

Income tax provision	515	485	130

Net income	$706	$806	$212

Net income per common share:

basic and diluted	$0.14	$0.16	$0.04

Weighted average number of shares	5,040,643	5,100,684	5,234,580
of common stock outstanding

	(Unaudited)
	At or For the
	Year Ended
	June 30,
Performance Ratios:	2011	2010

Return on average assets (ratio of net income
to average total assets)	0.20%	0.22%

Return on average equity (ratio of net income
to average equity)	1.74	1.99

Net interest rate spread	3.33	3.03

Net interest margin on average interest-earning
assets	3.42	3.20

Average interest-earning assets to average
interest-bearing liabilities	107.25	109.04

Operating expense ratio (noninterest expenses
to average total assets)	2.49	2.34

Efficiency ratio (noninterest expense divided by
sum of net interest income and noninterest income)	75.10	74.51

Asset Quality Ratios:

Non-performing loans to total loans	6.32	5.74

Non-performing assets to total assets	4.93	4.66

Net charge-offs to average loans outstanding	0.80	0.30

Allowance for loan losses to non-performing loans	13.25	16.53

Allowance for loan losses to total loans	0.84	0.95

Capital Ratios:

Equity to total assets at end of period	11.64	11.14

Average equity to average assets	11.50	11.24

Number of Offices	5	5